                                                                    EXHIBIT 12.1

                            COX COMMUNICATIONS, INC

                    STATEMENT SETTING FORTH COMPUTATION OF
                      RATIO OF EARNINGS TO FIXED CHARGES

                                                                                       YEAR ENDED DECEMBER 31
                                                                           1997       1998        1999      2000      2001
                                                                         --------   --------   --------   --------   ------
                                                                                        (Dollars in Millions)
Earnings available for Fixed Charges:
Income (loss) from continuing operations before minority interest        $(136.5)   $1,270.7   $  900.5   $1,995.1   $109.1
Income tax expense (benefit)                                               (53.5)      822.8      580.0      877.0     94.0
Equity in net losses of affiliated companies                               404.4       547.2       90.5        7.3     40.0
Fixed Charges (see below), excluding capitalized interest                  210.6       233.2      348.0      662.7    671.8
                                                                         -------    --------   --------   --------   ------
     Total                                                               $ 425.0    $2,873.9   $1,919.0   $3,542.1   $914.9
                                                                         =======    ========   ========   ========   ======
Fixed charges:
Interest expense                                                         $ 202.1    $  223.3   $  305.7   $  550.8   $565.9
Minority interest expense (pre tax)                                           --          --       29.0       91.4     80.6
Capitalized interest                                                         0.1          --         --         --       --
Interest component of rentals charged to income                              8.5         9.9       13.3       20.5     25.3
Dividends on subsidiary preferred stock                                       --          --         --         --       --
                                                                         -------    --------   --------   --------   ------
     Total fixed charges including capitalized interest                  $ 210.7    $  233.2   $  348.0   $  662.7   $671.8
                                                                         =======    ========   ========   ========   ======
Ratio of earnings to fixed charges                                           2.0        12.3        5.5        5.3      1.4
                                                                         =======    ========   ========   ========   ======

                                                                                    NINE MONTHS ENDED SEPTEMBER 30
                                                                                      2001                  2002
                                                                                    --------              --------
                                                                                        (Dollars in Millions)
Earnings available for Fixed Charges:
Income (loss) from continuing operations before minority interest                   $  188.3              $ (417.5)
Income tax expense (benefit)                                                           154.3                (215.4)
Equity in net losses of affiliated companies                                            12.2                  28.9
Fixed Charges (see below), excluding capitalized interest                              514.5                 471.5
                                                                                    --------              --------
     Total                                                                          $  869.3              $ (132.5)
                                                                                    ========              ========
Fixed charges:
Interest expense                                                                    $  433.4              $  397.8
Minority interest expense (pre tax)                                                     62.5                  51.5
Capitalized interest                                                                      --                    --
Interest component of rentals charged to income                                         18.6                  22.2
Dividends on subsidiary preferred stock                                                   --                    --
                                                                                    --------              --------
     Total fixed charges including capitalized interest                             $  514.5              $  471.5
                                                                                    ========              ========
Ratio of earnings to fixed charges                                                       1.7                  (0.3)
                                                                                    ========              ========